Exhibit 10.2

May 5, 2010

Mr. Gavin Harvey

52 Woods End Drive

Wilton, Connecticut 06897

Dear Gavin,

The Sportsman Channel, Inc. (“Sportsman” or the “Company”), a Delaware corporation, agrees to employ you, and you agree to accept employment, upon the terms and conditions set forth in this agreement (this “Agreement”).

1. Term.

The initial term of this Agreement will commence on the earlier of July             , 2010 and the date that is approximately two (2) weeks after the date that your employment with your current employer is terminated (the “Commencement Date”), and will continue through December 31, 2012 (the “Initial Term”), unless earlier terminated in accordance with Paragraph 5 below. Thereafter, this Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Period”) on the same terms and conditions set forth herein unless either party delivers written notice (an “Expiration Notice”) of his/its election to terminate your employment (which Expiration Notice may be delivered during the Initial Term, in which case your employment will terminate on the last day of the Initial Term) at least ninety (90) days prior to the date on which the Term is then scheduled to end (the “Expiration Date”). As used herein “Term” shall mean any period from the Commencement Date through the first to occur of (i) the date your employment is terminated by you or the Company pursuant to Paragraph 5 below, or (ii) the Expiration Date. You acknowledge and agree that the Company has every right to deliver an Expiration Notice during the Initial Term or during any Renewal Period and that no promises or understandings to the contrary have been made or reached.

2. Duties.

You agree to be employed by and perform services for the Company under the terms and conditions of this Agreement. You agree to devote all of your business time, attention and skills exclusively to the performance of all your duties and responsibilities, and during the Term you will provide your services exclusively to the Company, provided that nothing contained herein shall be deemed to restrict you from engaging in charitable, civic or community activities or from overseeing and directing your personal, financial and legal affairs. Your title will be Chief Executive Officer of the Company, you will report directly to, and shall be subject to the control and direction of, the Board of Directors (the “Board”) of InterMedia Outdoor Holdings, LLC, the parent entity of the Company (“IMOH”), and you will perform those services that are reasonably assigned to you and are commensurate with your position. You agree that during the Term you will perform such duties pursuant to the highest standards of competence, skill, integrity and efficiency, and subject to the Company’s reasonable direction and control. Your principal place of business during the Term will be in the Borough of Manhattan, provided that it is acknowledged that the performance of your duties will necessitate a reasonable amount of business travel.

3. Compensation and Related Matters.

(a) Base Salary. For all services rendered during the Term, the Company will pay you a base salary (“Base Salary”) at an annual rate of Four Hundred Thousand and 00/100 Dollars ($400,000.00), less normal payroll deductions and withholdings required or authorized by law, and payable bi-weekly in accordance with the Company’s applicable payroll practices.

(b) Performance Bonus. In addition to the Base Salary, during the Term you shall be eligible to participate in an annual, cash bonus plan. The target for such Performance Bonus shall be fifty percent (50%) of your Base Salary for each calendar year, and shall be based upon achievement of performance goals established by the Board in its sole discretion, following consultation with you, and as may be amended from time to time as business needs, strategies and goals demand. Such performance goals shall be furnished to you prior to the beginning of each calendar year during the Term. For the calendar year 2010, your Performance Bonus shall not be less than Fifty Thousand and 00/100 Dollars ($50,000). Thereafter, your Performance Bonus shall not be less than twenty-five percent (25%) nor more than seventy-five percent (75%) of your Base Salary for each calendar year. Any Performance Bonus earned and payable for a calendar year shall be payable in the first quarter of the next succeeding calendar year at the same time that other executive management personnel bonuses are paid.

(c) Equity. As soon as practical after full-execution of this Agreement, you will be issued 6,345,706 Class E Common Units of IMOH pursuant to a Class E Common Unit Award substantially in the form of Exhibit A attached hereto (the “Class E Award”).

(d) Withholdigs/Deductions. All payments to you hereunder are subject to deductions and withholdings required or authorized by law. You acknowledge and agree that the Company is entitled to deduct from monies payable and reimbursable to you by the Company, all sums that you owe the Company or any of its business entities at any time.

4. Benefits and Business Expenses.

(a) Benefits. During the Term, you will be entitled to participate in the benefit plans generally made available to other senior most executive management personnel of the Company so long as the Company provides such plans and programs and subject to their respective terms and conditions.

(b) Vacation. During the Term, you shall be eligible to earn and accrue four (4) weeks of annual vacation during each calendar year. Such vacation may be taken from time to time, but so not to be scheduled in a manner that would materially interfere with your duties and responsibilities under this Agreement.

(c) Expense Reimbursements. During the Term, the Company will reimburse you for your reasonable, necessary, and approved business expenses in accordance with its then-prevailing policy and procedures.

(d) Travel. You shall be entitled to travel and hotel accommodations in connection with all travel on behalf of the Company in accordance with the then-current Company travel policy.

5. Rights and Obligations Upon Termination and Other Events.

(a) Termination for Cause. The Company may terminate your employment and this Agreement “for Cause,” in which case you will be entitled to payment of any accrued but unpaid Base Salary due to you through the date of termination (payable no later than thirty (30) days after such termination), any accrued but unpaid vacation to the extent required by law or in accordance with Company policies, any unreimbursed business expenses (payable as provided in Paragraph 4(c) above) and other unpaid amounts, if any, then due to you under Company benefit plans or programs (which shall be payable as provided by the terms and conditions of such plans or programs). For purposes of this Agreement, “Cause” shall mean:

(i) your material and continual failure or willful refusal to perform your duties or other material breach of the terms of this Agreement, other than as a direct result of a Disability (as defined herein);

(ii) your willful misconduct, including, but not limited to, fraud, embezzlement, misappropriation of funds or property of the Company, breach of fiduciary duty or loyalty to the Company, or other willful misconduct that is materially injurious to the Company, monetarily or otherwise;

(iii) your willful and intentional failure to comply with Company policies, as such policies may be amended from time to time, including, without limitation, those related to standards of conduct, integrity, discrimination or harassment, conflict of interest, and/or legal compliance;

(iv) your malfeasance, dishonesty or bad faith in the performance of your duties; and/or

(v) your commission of any act or involvement in any situation or occurrence (including, but not limited to, a guilty plea, conviction of, or plea of nolo contendere to, a felony (expressly excluding offenses related to the operation of a motor vehicle) or crime involving moral turpitude), whether before or during the Term, which brings you into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or your being subject to publicity for any such conduct or involvement in such conduct.

Prior to any termination for Cause, the Company will provide you with written notice setting forth in reasonable detail the reasons that Cause exists, in which case you will have an opportunity to cure, provided a cure is reasonably possible and timely effected and is not a matter that was the general subject matter of an earlier cure notice given to you. It is expressly understood that the Company’s ability to terminate for Cause is not an exclusive remedy, and further that nothing in this Agreement prevents the Company from obtaining any and all appropriate remedies for any injury that arises out of or is related to any breach of this Agreement by you.

(b) Services No Longer Required/ Payment-Only Obligation. Nothing in this Agreement or otherwise shall obligate the Company to utilize your services. The Company may elect to no longer require your services during the Term upon written notice to you. In so doing, the Company satisfies its obligations under this Agreement by providing you with the severance payments and other benefits set forth in Paragraph 5(f) below. Under such circumstances, the Company’s rights hereunder will continue in full force and effect.

(c) “Good Reason” Resignation. You may terminate your employment and this Agreement voluntarily for “Good Reason” (as defined only herein). “Good Reason” will mean only, and without your prior written consent: (i) a reduction in Base Salary; (ii) an adverse change in title or reporting relationship to one that conveys significantly less responsibility and/or lower status; (iii) a material diminution in duties, responsibilities or authority; (iv) the failure of the Company to pay, when or if due, any compensation contemplated under this Agreement; and/or (v) the relocation of your principal place of business outside the Borough of Manhattan.

If, without your prior written consent, any of the foregoing Good Reason event(s) occur, you shall provide the Company with written notice of such Good Reason, in which you specifically delineate the circumstances upon which you claim the occurrence of a Good Reason event and your intention to terminate your employment if such event is not remedied. The Company shall then have thirty (30) days after said written notice to remedy the alleged event; provided that if the specified event cannot reasonably be remedied within said thirty (30) day period and the Company commences reasonable steps within said thirty (30) day period to remedy said event and diligently continues such steps thereafter until a remedy is effected, such event will not constitute “Good Reason.” If there remains a Good Reason for termination and reasonable steps to remedy within the thirty (30) day period are not taken by Company, you may then terminate your employment and this Agreement immediately upon written notice to the Company, whereupon you shall be entitled to receive the severance payments and other benefits set forth in Paragraph 5(f) below, subject to the same limitations and conditions set forth herein.

(d) Inability to Provide Services by reason of Disability. “Disability” means any illness or other physical or mental disability or incapacity which, after making such reasonable accommodations as can be made, substantially prevents you from performing your duties hereunder. In the event that you become Disabled at any time during the Term for a period of thirty (30) days or more, upon written notice to you given at any time after the expiration of such 30-day period, the Company will have the right to suspend its contractual obligation to pay your Base Salary during the period from the date of such notice until the date that you resume performing your duties hereunder. In addition, in the event that your Disability continues during any period of one hundred twenty (120) consecutive days or for one hundred twenty (120) days during any period of one hundred eight (180) consecutive days, the Company may terminate your employment and this Agreement by giving written notice to you not later than thirty (30) days after the expiration of any such 120-day or 180-day period, as applicable. In the event of a termination of your employment and this Agreement pursuant to this Paragraph 5(d), the Company satisfies its obligations under this Agreement by providing you with the severance payments and other benefits set forth in Paragraph 5(f) below. Under such circumstances, the Company’s rights hereunder will continue in full force and effect. All of the Company’s rights pursuant to this Paragraph 5(d) shall be subject to state and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies, to the extent applicable to your position as an executive of the Company.

(e) Death. If you die while employed under this Agreement, your estate or legal representative will be paid: (i) any accrued but unpaid Base Salary due to you through your date of death; (ii) any accrued but unpaid vacation, to the extent required by law or in accordance with Company policies; (iii) other unpaid amounts then due under express terms of the applicable Company benefit plans or programs and benefits payable due to your death under Company employee benefit plans or programs; (iv) any unreimbursed business expenses (payable as provided in Paragraph 4(c) above); and (v) a pro rata portion of your Performance Bonus pursuant to Paragraph 3(b) above for the calendar year in which your death occurs.

(f) Severance.

(i) Subject to the termination rights set forth above, this Agreement, and both parties’ obligations hereunder, shall expire without notice upon the Expiration Date. Notwithstanding the termination of this Agreement on the Expiration Date, the Company will pay to you: (1) any accrued but unpaid Base Salary due to you through the Expiration Date (payable in accordance with the normal payroll practices of the Company); (2) any accrued but unpaid vacation to the extent required by law or in accordance with Company policies; (3) any unreimbursed business expenses (payable as provided in Paragraph 4(c) above); (4) any other unpaid amounts, if any, then due to you under Company benefit plans or programs (which shall be payable as provided by the terms and conditions of such plans or programs); and (5) the full amount of your Performance Bonus for the calendar year in which the termination of this Agreement occurs (i.e., if the Expiration Date is December 31, 2014, you will be entitled to the full amount of your Performance Bonus, if any, for the 2014 calendar year), with such amount to be payable when otherwise due pursuant to Paragraph 3(b) above.

(ii) If, either (x) you properly effectuate your Good Reason termination rights under Paragraph 5(c) above, or (y) the Company exercises its Services No Longer Required termination rights under Paragraph 5(b) above or otherwise terminates you without Cause, then in either such event you shall receive: (1) for the period of time equal to the longer of the remainder of the Initial Term or the then current Renewal Period, as the case may be, and three (3) months from the date of termination, (x) continued payment of your Base Salary as such remaining Base Salary payments become due in accordance with normal payroll practices, and (y) benefits, including medical insurance coverage, as provided under Paragraph 4(a) above, subject to the terms and conditions of such benefit plans; (2) any accrued but unpaid vacation to the extent required by law or in accordance with Company policies; (3) any unreimbursed business expenses (payable as provided in Paragraph 4(c) above); (4) any other unpaid amounts, if any, then due to you under Company benefit plans or programs (which shall be payable as provided by the terms and conditions of such plans or programs); and (5) a pro rata portion of your Performance Bonus pursuant to Paragraph 3(b) above for the calendar year in which such termination occurs. In addition, vesting of the Class E Common Units issued to you pursuant to the Class E Award will accelerate and vest through the end of the Initial Term or the then current Renewal Period, as the case may be, to the same extent as if this Agreement not been terminated until the end of the Initial Term or the then current Renewal Period, as the case may be.

(iii) If the Company exercises its termination rights under Paragraph 5(d) above as a result of your Disability, then in such event you shall receive: (1) any accrued but unpaid Base Salary due to you through the date of termination (payable in accordance with the normal payroll practices of the Company); (2) any accrued but unpaid vacation to the extent required by law or in accordance with Company policies; (3) any unreimbursed business expenses (payable as provided in Paragraph 4(c) above); (4) any other unpaid amounts, if any, then due to you under Company benefit plans or programs (which shall be payable as provided by the terms and conditions of such plans or programs); and (5) a pro rata portion of your Performance Bonus pursuant to Paragraph 3(b) above for the calendar year in which such termination occurs.

(iv) The obligations of the Company set forth in this Paragraph 5 shall in all cases be conditioned on the parties executing a general, mutual release of legal claims and in a form that is satisfactory to Company in its reasonable discretion. The Company, in its sole discretion, may elect to pay the amounts due to you pursuant to this Paragraph 5, or any portion thereof, as a separate cash payment in addition to all compensation due and owing to you under this Agreement or as continued compensation under this Agreement for a period of time immediately prior to the expiration of this Agreement during which you will be required to perform no services.

(g) Section 409A Special Rules.

(i) If your termination of employment does not constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”), any payment that would otherwise have been due and payable, or would have commenced to be paid, under this Paragraph 5 in connection with your termination of employment shall be delayed until such time as you shall incur such a separation from service (and such separation from service shall be treated as though a termination of your employment for purposes of determining when such payments are to be made); and

(ii) If, at the date of your separation from service, you are a “specified employee” within the meaning of Section 409A, any payment, which constitutes “deferred compensation” under Section 409A and is payable on account of separation from service that would otherwise have been due and payable under this Paragraph 5 within six (6) months of the date of such separation from service, shall be delayed until the six (6) month anniversary of the date of such separation from service (the “Six Month Delay”). The Six Month Delay shall not apply to any deferred compensation that is payable at a fixed date (including any applicable guaranteed bonuses, the payment of Base Salary that, as a series of separate payments, is a short-term deferral within the meaning of Section 409A, and any payment arising on account of your death).

6. Covenants.

(a) Freedom to Enter Agreement. You represent and warrant that you are free to work for the Company and to enter into this Agreement, and that you are not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding, contractual or otherwise, with any third party. If you have acquired confidential or proprietary information in the course of your prior employment, you will fully comply with any duties not to disclose such information then applicable to you during the Term.

(b) Confidentiality. You agree to keep the terms and conditions of this Agreement strictly confidential, and agree not to disclose its terms to any person, other than your spouse, legal and/or financial advisors (with whom you have a comparable confidentiality arrangement), or unless compelled by law to do so or unless necessary to enforce your rights under this Agreement.

You acknowledge and agree that you will acquire, learn, obtain or develop “Confidential Information” during your employment with the Company. “Confidential Information” means any information of a secret or confidential nature or not known to the general public, which is received by you during your employment, concerning the Company or its parent or subsidiary companies, ventures, businesses, affiliated entities, suppliers or customers. “Confidential Information” for the purposes hereof, may further include, but is not limited to, the following: trade secrets, proprietary information, intellectual property knowledge, customer information, customer lists, methods, plans, documents, records, data, drawings, manuals, notebooks, reports, models, inventions, formulas, processes, computer software, codes, passwords, information systems, software authorizing techniques, contracts, negotiations, strategic planning (sales, corporate, or otherwise), proposals, business alliances, training and educational materials, and any information concerning costs and profits, projections, new business ventures, and/or expansion/contraction plans, contacts, personnel, as well as matters of a creative nature, including, without limitation, matters regarding ideas of a literary, creative, musical, or dramatic nature, or regarding any form of product produced, distributed, or acquired by the Company, or any other proprietary information about the Company’s business which is not generally known to the public, regardless of whether any such Confidential Information is in oral, written, machine, computer readable, or some other form. When in doubt, you agree to assume the information is confidential and/or proprietary in nature and not to be divulged.

You will hold in a fiduciary capacity, for the benefit of the Company, all Confidential Information, which you have or may acquire, learn, obtain or develop during your employment with the Company. Accordingly, you acknowledge and agree that you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another person, corporation, entity or third party, any such Confidential Information other than: (i) for the benefit of the Company and/or its affiliates; (ii) with the express written authorization of the Company; (iii) as required by law or as ordered by a court of competent jurisdiction; or (iv) with respect to matters that are generally known to the public. You hereby make the same commitments hereunder with respect to the Confidential Information of those affiliates, entities, customers, contractors, suppliers, and others with whom the Company has a business relationship or to whom the Company or its affiliated entities owe a duty of confidentiality.

You further agree that you will not publicly discuss the Company in a manner that tends to portray the Company or its parent or subsidiary companies, ventures, businesses, affiliated entities, officers, directors, employees, or agents in an unfavorable light.

(c) Company Property. The results and proceeds of your services or work hereunder, including, without limitation, materials, products, projects, inventions, discoveries, designs and all parts thereof, and/or works of authorship or works in progress that you create within the scope of your employment or otherwise resulting from your services during your employment with the Company and/or any of the Company’s affiliated entities (collectively, the “Company Materials”), in addition to any and all copyrights and patents, extensions and renewals thereof under United States and all other laws related to such Company Materials, shall be Company’s sole and exclusive property, free from any adverse claims. All Company Materials shall be deemed “work made for hire” as defined in Section 101(2) of the United States Copyright Act. The Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of the Company Materials are deemed not to legally be a work-for-hire and/or there are any rights which do not accrue to the Company hereunder or pursuant to law, then you hereby irrevocably assign and agree to assign any and all of your rights, titles and interests thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested and directed by the Company during or subsequent to your employment with the Company (at the Company’s expense, if any), do any and all things which the Company may deem useful or desirable to assist, establish, protect or document the Company’s exclusive ownership of any and all rights in any Company Materials, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the Company Materials or results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph

6(c) is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

Your obligations to assign property rights under this Paragraph 6(c) will not apply to any non-employment based materials, products, projects, inventions, discoveries, or designs and all parts thereof, and/or works of authorship or works in progress (“Non-Company Materials”) for which you can clearly establish and prove all of the following: (i) the Non-Company Materials were developed entirely on your own time; (ii) the Company’s equipment, supplies, facilities, services, or Confidential Information were not used in the development of the Non-Company Materials; (iii) the Non-Company Materials do not relate directly to the business of the Company or to the actual or demonstrably anticipated research or development of the Company; and (iv) the Non-Company Materials do not result directly from any work performed by you for the Company or other persons employed or engaged by the Company.

At the Company’s request, or upon termination of your employment (whether voluntary or involuntary), you agree to immediately return to the Company all Company property, including, but not limited to, computers or computer software, cell phones, equipment, blackberry or pager devices, beepers, keys, identification badges, and any and all documents, programs and/or materials containing Confidential Information (“Company Property”). Additionally, except for your personal property and personal files in whatever form (including electronic), you shall return all other records, files, lists, plans, data, reports with non-Confidential Information but otherwise relating to the Company’s business in whatever form (including electronic) upon the termination of your employment, whether such termination is at your or the Company’s request. When in doubt, you agree to assume that materials or property belong to the Company and/or documents, programs and/or materials contain Confidential Information, and accordingly shall be returned to the Company immediately upon the termination of your employment.

As a material inducement for the Company entering into this Agreement, you shall additionally execute the Company’s Employee Non-Discloser and Invention Assignment Agreement, and its attached Schedule, in the form attached as Exhibit B.

(d) Non-Solicitation. You acknowledge and agree that the Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, during the Term and for a period of nine (9) months following the later of: (i) the cessation of your employment with the Company; or (ii) the period of any money payments made to you under this Agreement, you will not directly or indirectly solicit, induce or attempt to solicit or induce any employee (with the exception of your personal administrative assistant/secretary, if any), exclusive consultants, exclusive contractors or exclusive representatives of the Company (or those of any of its affiliated entities) to leave employment, or otherwise stop working for, contracting with or representing the Company or any of its affiliated entities.

(e) Exclusivity. You agree that your employment and services shall be exclusive to the Company. Accordingly, during the Term you will not directly or indirectly render any services to others unless expressly approved, in writing, by an authorized Company representative, and in a manner wholly consistent with the Company’s policies, including, but not limited to, integrity and/or conflict of interest policies. Under no circumstances, however, may you at any time during the Term be or become (i) interested or engaged in any manner or capacity, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which either is or may be competitive with the business of the Company and its affiliated entities or is a customer or supplier of the Company; or (ii) directly or indirectly, a stockholder, officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph 6(e) will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than one percent (1%) of the outstanding capital stock of any corporation whose stock is publicly traded.

(f) General. All covenants in this Paragraph 6 shall survive expiration and/or termination of this Agreement, as well as termination of your employment, in accordance with their terms. You have carefully considered the nature and extent of the restrictions imposed on you pursuant to this Paragraph 6, and hereby acknowledge and agree that, in light of your position with the Company, employment and/or consideration afforded by the Company, the nature of your services to be provided to the Company and the competitive nature of the Company’s business, the foregoing restrictions are reasonable, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to any detriment to you.

7. Services Unique.

You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of an actual, attempted or threatened breach of this Agreement by you or derogation of your obligations hereunder (including, but without limitation, with respect to the provisions hereof relating to your covenants and/or exclusivity of services), the Company will, in addition to all other remedies available to it, be entitled to seek and obtain equitable relief (without the posting of any bond or security) by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies will be unrestricted.

8. Notices.

All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the Executive’s address on record with the Company, with a copy to

Berkowitz, Trager & Trager, LLC, 275 Madison Avenue, 36th Floor,

New York, New York 10016, Attn.: Steven T. Gersh.

If to the Company:

c/o InterMedia Advisors, LLC

405 Lexington Avenue, 48th floor

New York, NY 10174

Attn: General Counsel

or to such other address as either party will have furnished to the other in writing. Notice and communications will be effective when actually received by the addressee.

9. Assignment.

The Company will have the right to assign this Agreement to any successor of the Company, or to a party acquiring the Company, so long as this Agreement is assumed such successor or party, in which case the Company will be relieved of any obligations hereunder. You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its successors and/or acquiring parties. You are not permitted to assign this Agreement or any of your rights (except the right to receive payment) or responsibilities hereunder.

10. Indemnification.

The Company shall, to the maximum extent permitted by law, defend, indemnify, and hold you harmless from and against any and all losses, damages, fees (including reasonable attorneys’ fees), charges and expenses incurred or sustained by you in connection with any allegations, complaint, action, suit or proceeding against you or to which you may be made a party arising out of, relating to, or by reason of this Agreement, your services for the Company or your being an officer, director, or employee of the Company or of any subsidiary or affiliated entity of the Company, including serving as a fiduciary; provided such services were done by you under the Company’s direction, supervision, and control and done in the course of the performance of your duties to the Company under this Agreement, except, however, the Company’s indemnification obligation shall not apply with respect to matters where you have been grossly negligent, reckless, or have intentionally violated the rights of the Company or of any third party unless at the direction of the Company, or where you fail to cooperate fully with the Company in the Company’s defense of any claim, demand, or action. The provisions of this Paragraph 10 shall survive the expiration or termination of your employment or of this Agreement regardless of the reason therefore. You agree to assist and cooperate with the Company, both during the Term and subsequent to the Term, in the defense of any legal action related to your employment. In consideration thereof, the Company agrees to indemnify you following the termination of your employment to the same extent as you would have been indemnified during your employment. The Company shall have the right to assume the defense and control the disposition of any claim or litigation to which the Company or any of its directors, officers, or employees is a party or which otherwise would give rise to liability of the Company or any of its directors, officers, or employees or to your right to indemnification under this Paragraph 10, whether by compromise, settlement, or other resolution, provided that the Company fully acknowledges its indemnification obligation to you hereunder.

11. Company Policies.

You will abide by and be subject to all Company policies, as may be amended from time to time, that are applicable to similarly classified employees generally, including, but not limited to, all policies relating to standards of conduct, integrity, discrimination or harassment, conflict of interest, and/or legal compliance.

12. Arbitration.

(a) Arbitrable Disputes. You and the Company agree to use final and binding arbitration to resolve any dispute each party may have with the other or any affiliate relating to this Agreement or your employment with and/or termination from the Company (an “Arbitrable Dispute”). An Arbitrable Dispute includes, without limitation, any dispute about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including, without limitation, any and all claims for compensation, breach of implied contract, tort violations and claims arising out of any alleged discrimination, harassment, or retaliation, including, but not limited to, those covered by the California Fair Employment and Housing Act (or similar state statute), the 1964 Civil Rights Act, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, and the Americans With Disabilities Act.

(b) Exclusive Forum. Arbitration as provided in this Paragraph 12 will be the exclusive forum for any Arbitrable Dispute. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO AN ARBITRABLE DISPUTE. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph 12 (excluding any initial oral or written settlement negotiations by either party), the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(c) Injunctive Relief. Notwithstanding Paragraphs 12(a) and 12(b) above, due to the irreparable harm that would result from certain actual or threatened violations of this Agreement, where either party is seeking only injunctive relief (e.g., a temporary restraining order, temporary injunction or permanent injunction), such party may file suit or bring an application for such injunctive relief in any federal or state court of competent jurisdiction without violating this Agreement and such suit for injunctive relief will not be considered an Arbitrable Dispute.

(d) The Arbitration. Arbitration will take place in New York County before a single experienced employment arbitrator licensed to practice law in the State of New York and selected in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (formerly known as the National Rules for the Resolution of Employment Disputes). In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter. The arbitrator may not modify, change or disregard any lawful terms of this Agreement in any way or issue an award that is contrary to the law of the State of New York. At the conclusion of the arbitration, the arbitrator shall issue a written ruling consistent with New York law setting forth the essential findings of fact and conclusions of law on which the arbitration award is based. The decision of the arbitrator shall be final and binding and enforceable in any court of competent jurisdiction.

(e) Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses and experts, the cost of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court. The Company shall pay all costs and expenses of the arbitration that you would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration; such as the arbitrator’s fees and any arbitration association administrative fees or filing fees in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.

(f) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Dispute shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

13. Miscellaneous.

(a) No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.

(b) You acknowledge that the Company has advised you to seek and have the services and advice of legal counsel in reviewing and understanding this Agreement prior to execution, and that you have had the opportunity to obtain such services and advice in reviewing and understanding this Agreement prior to entering into it. You further acknowledge that you fully understand this Agreement and the legal effect thereof. Upon execution and delivery of this Agreement, the Company will reimburse you for the legal fees incurred by you in connection with the negotiation and preparation of this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000).

14. Reformation and Validity.

If any tribunal of competent jurisdiction finds that any provision(s) of this Agreement is/are unenforceable, such tribunal shall reform any such provision(s) so that such provision(s) may be enforced to the maximum extent possible. If any provision of this Agreement cannot be reformed so as to be enforceable, such provision shall be of no effect. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

15. Interpretation.

It is the intent of the parties that this Agreement be administered in a manner consistent with, and in compliance with, Section 409A and the regulations thereunder. Accordingly, this Agreement shall be construed and interpreted, to the maximum extent possible, in a manner consistent with the requirement of such Section 409A. If any amounts payable hereunder are paid in installments, each installment shall be considered a separate payment. Any provision of this Agreement to the contrary notwithstanding, the Company does not represent, warrant or guarantee that the payments and benefits that may be paid or provided pursuant to you under this Agreement will not be includible in your federal gross income pursuant to Section 409A, nor does the Company make any other representation, warranty or guarantee to you as to the tax consequences of this Agreement.

16. Entire Agreement.

This Agreement sets forth the entire understanding between you and the Company; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior employment agreements, understandings, and obligations (whether written, oral, express, or implied) between you and the Company, if any, are terminated as of the date hereof and are superseded by this Agreement. This Agreement may be executed by original or facsimile signatures and in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument. Any signed copy of this Agreement delivered by facsimile transmission shall for all purposes be treated as if it had been delivered containing an original signature of the party whose signature appears in the facsimile and shall be binding upon that party in the same manner as though an original signed copy had been delivered.

Very truly yours,

THE SPORTSMAN CHANNEL, INC.

By:	/S/ THE SPORTSMAN CHANNEL, INC.	Date: May 5, 2010
Name: The Sportsman Channel, Inc.
Title:

ACCEPTED AND AGREED:

/S/ GAVIN HARVEY	Date: May 5, 2010
Gavin Harvey

EXECUTION COPY

November 14, 2012

Gavin Harvey

52 Woods End Drive

Wilton, Connecticut 06897

Re: Modification to Employment Agreement

Dear Gavin:

As you know, InterMedia Outdoor Holdings, Inc., a Delaware corporation (“Parent”), Outdoor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“IM Merger Sub”), Outdoor Merger Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, Outdoor Channel Holdings, Inc., a Delaware corporation, and InterMedia Outdoors Holdings, LLC, a Delaware limited liability company (“IMOH LLC”), intend to enter an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, IM Merger Sub will merge with and into IMOH LLC, and IMOH LLC will become a wholly owned subsidiary of Parent (the “Merger”).

This letter agreement (“Agreement”) serves to supplement and clarify your employment letter agreement with The Sportsman Channel, Inc. (the “Company”), dated as of May 5, 2010 (the “Employment Agreement”), to become effective upon the consummation of the Merger. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Employment Agreement.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Company and you hereby agree as follows, subject to and effective upon the consummation of the Merger:

1. Position; Reporting. Immediately following the consummation of the Merger, your title at Parent will be President, Television Networks, and your title at the Company will be Chief Executive Officer, in each case reporting directly to the Chief Executive Officer of Parent.

2. Post-Merger Equity Grant. As soon as practicable following the consummation of the Merger, you will be granted (i) options to acquire 350,000 shares of Parent common stock (“Options”), and (ii) 35,000 Parent restricted stock units (“RSUs”), in each case under Parent’s equity incentive plan (the “Parent Equity Plan”) to be established following the date hereof and effective upon the consummation of the Merger. The Options will have an exercise price per share equal to the fair market value of a share of Parent common stock on the date of grant.

Subject to your continued employment on each applicable vesting date below, the Options and RSUs shall vest on the vesting dates shown in the chart below, and shall otherwise be subject to the terms of the Parent Equity Plan:

Vesting Date	Cumulative Options Vested	Cumulative RSUs Vested
3-month anniversary of Merger	29,166	2,916
6-month anniversary of Merger	58,333	5,833
9-month anniversary of Merger	87,500	8,750
1-year anniversary of Merger	116,666	11,666
2-year anniversary of Merger	233,333	23,333
3-year anniversary of Merger	350,000	35,000

Except as provided below, no Options or RSUs shall vest on any date other than the vesting dates specified above. Any Options or RSUs that are not vested at the time of termination of your employment shall be forfeited; provided, that if your employment is terminated following the 1-year anniversary of the Merger (i) by the Company other than for Cause, and other than due to death or disability, or (ii) by you for Good Reason, then you will be immediately vested on a cumulative basis as of the date of termination of your employment in the Applicable Percentage of Options and the Applicable Percentage of RSUs. For purposes of this Agreement, the “Applicable Percentage” means the quotient obtained by dividing the number of days continuously employed with the Company from the consummation of the Merger through and including the date of termination of employment, by 1,095. For illustrative purposes only, if your employment were terminated by the Company other than for Cause on the 18-month anniversary of the Merger, you would vest in an additional 58,334 Options (175,000 minus 116,666), and an additional 5,834 RSUs (17,500 minus 11,666) on the date of termination of your employment, and the remaining 175,000 unvested Options and 17,500 unvested RSUs would be forfeited.

3. No Good Reason. You acknowledge and agree that you shall not have Good Reason to terminate your employment as a result of (i) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and/or (ii) the change in your position, duties and responsibilities and reporting relationships as set forth above arising from the foregoing.

4. Treatment of Equity and Incentive Compensation. You acknowledge and agree that all remaining restrictions on your Class E Units in IMOH shall lapse effective upon the consummation of the Merger, and your Class E Units shall be converted into a number of shares of Parent common stock as set forth in the Merger Agreement, and such shares of Parent common stock shall be issued to you without restriction on transfer, subject to applicable securities laws.

5. Section 409A. The Employment Agreement is further amended by adding the following new clauses (iii) and (iv) to Section 5(g) thereof:

(iii) Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that you execute, if required by Section 5(f)(iv), the release described therein, within 60 days following his “separation from service.” Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to your “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(iv) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6. Assignment to Parent. Effective upon the consummation of the Merger, Parent shall become a party to the Employment Agreement as amended hereby. In addition, references throughout the Employment Agreement to “the Company” shall be deemed to refer also to Parent in light of your performance of services for Parent and the Company, including specifically Sections 6, 7 and 11, and such other provisions except to the extent the context would clearly require otherwise.

The Company, Parent and you each acknowledge and agree that except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Agreement shall be made, except by a written agreement signed by the Company, Parent and you. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the laws of the State of New York other than principles of law that would apply the law of another jurisdiction. The parties agree that this Agreement was made and entered into in the State of New York and, subject to the provisions of Section 12 of the Employment Agreement (“Arbitration”) which shall control, each party hereby consents to the jurisdiction of any competent federal or state court within New York, New York to hear any dispute arising out of this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement will automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither the Company, Parent nor any other person or entity shall have any liability to you under this Agreement if the Merger is not consummated.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

THE SPORTSMAN CHANNEL, INC.

By:	/S/ THE SPORTSMAN CHANNEL, INC.
Name:
Title:

INTERMEDIA OUTDOOR HOLDINGS, INC.

By:	/S/ INTERMEDIA OUTDOOR HOLDINGS, INC.
Name:
Title:

/S/ GAVIN HARVEY
GAVIN HARVEY

Signature Page to Amendment of Harvey Employment Agreement